Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of January 23, 2026 by and among Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”), FlackTek Manufacturing, LLC, a subsidiary of the Company with its principal place of business at 486 S. Pierce Avenue, Louisville, Colorado 80027 (the “Employer”), and Matthew Gross, with a business address at 7555 S. Boulder Rd., Boulder, Colorado 80303 (the “Executive”).

WHEREAS, simultaneously with the execution of this Agreement, pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among, among other parties, FlackTek Holdings, Inc., a Delaware corporation and each of its wholly-owned subsidiaries (“FlackTek”) and the Company (the “Purchase Agreement”), the Company is acquiring all of the issued and outstanding membership interests of FlackTek Manufacturing, LLC and all of the issued and outstanding membership interests of FlackTek Sales, LLC;

WHEREAS, the Executive’s skills, experience and know-how gained as an employee of FlackTek makes him integral to the Company’s success following consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, the Executive’s willingness to become an employee of the Employer under and subject to the terms of this Agreement is a crucial factor in the Company’s decision to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Employer and the Executive’s desire to enter into this Agreement, effective on the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”), to describe their respective employment obligations from and after the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual covenants herein contained, agree as follows:

1.
Employment. The Employer hereby agrees to employ the Executive and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.
2.
Duties.
(a)
The Executive shall be employed as the Employer’s General Manager, reporting directly to the Company’s President and Chief Executive Officer. The Executive shall have authority and responsibility for the efficient and effective functioning of the Employer as its General Manager and shall perform such duties generally consistent with the Executive’s title and as may from time to time be required of the Executive by the Company’s President and Chief Executive Officer. The Executive’s office shall be located at the Employer’s place of business in Louisville, Colorado. The Executive agrees to travel to the extent reasonably necessary for the performance of the Executive’s duties, subject to Section 8 of this Agreement. The Executive shall devote the Executive’s full time to the business and affairs of the Employer and the Company and shall use the Executive’s best efforts, skill, and ability in performing the Executive’s duties on behalf of the Employer and the Company. Notwithstanding the foregoing, the Executive may serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization, in each instance not inconsistent with the business practices and policies of the Employer or the Company, and/or may devote reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere with the performance of the Executive’s duties and responsibilities hereunder to the Employer or the Company. Furthermore, notwithstanding the foregoing, Executive may continue to own, operate, and engage in activities related to www.quivar.app, including serving in management, advisory, or governance roles in connection therewith, provided that such activities (i) do not compete with the business of the Company or the Employer, (ii) do not interfere with the performance of Executive’s duties hereunder, and (iii) do not involve the use or disclosure of Confidential Information (as defined below).
3.
Term.
(a)
Except as otherwise provided in this Agreement to the contrary, this Agreement shall be and remain in effect during the period of employment (the “Initial Term”) established under this Section 3.
(b)
Subject to the consummation of the transactions contemplated by the Purchase Agreement, the Initial Term shall begin on the Effective Date and, unless sooner terminated in accordance with this Agreement, shall continue until the third anniversary thereof; provided, however, that on such third anniversary of the Effective Date, the Initial Term shall automatically extend, upon the same terms and conditions, for an additional period of one (1) year (the “Renewal Period”) (the Initial Term and the Renewal Period, collectively, shall be referred to herein as the “Term”), and the Renewal Period shall automatically extend, upon the same terms and conditions, for one day for each day that this Agreement is in effect (such that while the Renewal Period is in effect, the remaining Term shall never be less or greater than one year), unless either the Company, or the Executive, respectively, elects not to extend the Term further by giving written notice to the other party, in which case the Term shall end on the first anniversary of the date on which such written notice is given.
(c)
Notwithstanding anything herein contained to the contrary, (i) this Agreement may be terminated during the Term as provided for herein and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Term upon such terms and conditions as the Company and the Executive may mutually agree upon.
4.
Base Compensation.
(a)
As the base compensation for all services to be rendered by the Executive to the Employer and/or the Company, the Employer agrees to pay to the Executive, and the Executive shall accept, a salary at a rate of $300,000.00 per annum, payable on a bi-weekly basis, in accordance with the Employer’s customary payroll practices in effect from time-to-time and subject to applicable deductions and withholdings (the “Base Salary”). Periodically, the Company’s Board of Directors (the “Board”) will review the Base Salary and other compensation of the Executive, taking into consideration such factors as the Executive’s performance and such other matters as it deems relevant and, in the Board’s discretion alone, the Board may increase the Base Salary or other compensation of the Executive to such rate as the Board deems proper; provided that the Employer shall in no event be required to grant any such increase.
(b)
If the Executive remains actively employed by the Employer from the Effective Date until the third anniversary of the Effective Date and has not, as of the third anniversary of the Effective Date, given notice of his intent to resign from employment, the Company will pay the Executive a retention bonus in the amount of $300,000 less applicable deductions and withholdings (the “Retention Bonus”). The Retention Bonus, if earned under this Agreement, will be paid to the Executive in a single lump sum and in accordance with the Employer’s customary payroll practices in effect from time-to-time within thirty (30) calendar days following the third anniversary of the Effective Date. For the avoidance of doubt, if the Executive’s employment under this Agreement ends or the Executive gives notice of an intent to resign for any reason before the third anniversary of the Effective Date, the Executive shall be ineligible for the Retention Bonus or any portion thereof.
5.
Incentive Compensation.
(a)
Bonus. The Executive shall be eligible to receive bonuses and awards under the Company’s bonus plans or arrangements as may be in effect from time to time starting with the Company’s 2027 fiscal year, including the Company’s Annual Executive Cash Bonus Plan, as may be from time to time determined by the Board or a committee thereof. The Executive’s target bonus under the Company’s Annual Executive Cash Bonus Plan for the 2027 fiscal year will initially be fifty percent (50%) of the Executive’s Base Salary, but may be changed by the Board or a committee thereof at any time after March 31, 2027.
(b)
Long-Term Incentive Compensation. Starting with the Company’s 2027 fiscal year, the Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executive officers of the Company in accordance with and subject to the terms of such plans, including the Company’s Annual Stock-Based Long-Term Incentive Award Plan for Senior Executives, as may from time to time be determined by the Board of a committee thereof, initially with a Long-Term Incentive Percentage of sixty percent (60%), but it may be changed by the Board or a committee thereof at any time after March 31, 2027.
(c)
Other Compensation. The Company may, upon recommendation of the Board or a committee thereof, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.
6.
Benefits. During the Term of this Agreement, the Company shall provide, or cause the Employer to provide, the following benefits to the Executive, subject to and in accordance with the terms of the applicable benefit plan, program or arrangement.
(a)
Medical. The Company will provide, or cause the Employer to provide, the Executive health coverage for Executive and Executive’s family in accordance with the Company’s or the Employer’s, as applicable, health and medical insurance plans, as the same may be in effect from time to time. The Executive shall be responsible for paying the employee portion of the premiums for such health and medical insurance plans.

(b)
Vacation. The Executive shall be entitled to vacation in accordance with the Company’s general vacation policies and practices as may be in effect from time to time.
(c)
General Benefits. The Executive shall be entitled to participate in all employee benefit plans and arrangements of the Company or the Employer that may be in effect from time to time and as may from time to time be made available to the other similarly situated executives of the Company or the Employer, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements. .
(d)
No Limitation of Company’s Rights. Nothing in this Section 6 shall be construed to limit or restrict the complete discretion of the Company or the Employer to amend, modify or terminate any employee benefit plan or plans where such action generally affects plan participants or employees, including the Executive.
(e)
Life Insurance. The Company shall provide the Executive with $2,500.00 per annum, less applicable deductions and withholdings, for the purpose of Executive procuring a personal life insurance policy that names such person(s) of the Executive’s choosing as beneficiary(ies). In addition, the Executive agrees that the Company may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable, and that the Executive shall have no right, title or interest therein. The Executive further agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance in the Company’s name, provided such actions do not materially harm the Executive’s ability to obtain or retain personal life insurance.
7.
Travel Expenses. The Employer shall pay or reimburse, or cause to be paid or reimbursed, the Executive for all reasonable and necessary traveling and other expenses incurred or paid by the Executive in connection with the performance of Executive’s duties under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Employer may from time to time reasonably request. However, the amount available for such traveling and other expenses may be fixed in advance by the Employer (and if the amount fixed is not reasonably sufficient and the Employer does not adjust such amount at the request of the Executive, the Executive will be excused from such travel).
8.
Termination. This Agreement shall terminate prior to the expiration of the Term, hereinabove set forth, in the event that the Executive shall die or the Board shall reasonably determine that the Executive has become disabled, if the Executive’s employment shall be terminated by the Employer or the Company for Cause or without Cause, or if the Executive’s employment shall be terminated by the Executive for Good Reason or without Good Reason, as hereinafter provided.
(a)
Disability. The Executive shall be deemed to have become disabled, for purposes of this Agreement, in the event that the Executive shall fail, because of illness or incapacity, to render for three successive months, or for shorter periods aggregating three months or more in any period of 12 consecutive months, services of the character contemplated by this Agreement; and thereupon this Agreement and all rights of the Executive hereunder shall be deemed to have been terminated as of the end of the calendar month in which such determination is made and written notice is given to the Executive. Notwithstanding the foregoing, the Employer will comply with all applicable federal, state, and local medical leave and accommodation laws.
(b)
For Cause. The Board may terminate the Executive’s employment for Cause. “Cause” means the Executive’s: (i) conduct constituting embezzlement or fraud; (ii) conviction of a felony; (iii) conviction of a financial crime, material act of dishonesty or material unethical business conduct; (iv) unauthorized disclosure or use of Confidential Information; (v) material breach of any other material obligation under this Agreement or any other agreement between the Executive and the Employer or the Executive and the Company; (vi) material or repeated violation of the Employer’s or the Company’s written policies that the Employer or the Company reasonably determines is detrimental to the best interests of the Employer or the Company; (vii) use of alcohol or drugs that materially interferes with the performance of the Executive’s duties; or (viii) conduct that brings the Executive, the Employer, or the Company into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects materially unfavorably on the Executive, the Employer, or the Company. Notwithstanding the foregoing, termination by the Employer for Cause shall not be effective until and unless the Executive has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, the Executive is thereafter given fifteen (15) calendar days to cure (other than with respect to clause (i), (ii), (iii), or (iv) of the preceding sentence, which the parties agree are not capable of cure) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that unintentional errors in expense reimbursement or other financial misconduct may be cured by repayment).
(c)
For Good Reason. The Executive may terminate the Term and the Executive’s employment hereunder with Good Reason at any time, except at or after such time as the Executive has received written notice that Cause exists with respect to the Executive pursuant to Section 8(b) of this Agreement. “Good Reason” means, without the Executive’s consent, (i) a material diminution in the Executive’s authority, duties, titles, or responsibilities, including a change in reporting structure where the Executive no longer reports directly to the President and CEO, (ii) the relocation of the Executive’s principal place of employment to a location more than twenty (20) miles from the Executive’s current principal place of employment, or (iii) any other material breach by the Employer of any material obligation under this Agreement (including any failure to pay or provide the Base Salary or to pay when due any other bonuses or incentive compensation), but in any case Good Reason will exist only if (x) the Executive shall have notified the Board in writing of the occurrence of such event(s) giving rise to Good Reason within ten (10) calendar days thereof; (y) the Employer shall not have cured such event(s) within thirty (30) calendar days after receipt of such written notice; and (z) the Executive terminates the Term and his employment with the Employer within ten (10) calendar days of the expiration of the Employer’s cure period described in immediately preceding clause (y).
(d)
Without Good Reason. Notwithstanding anything to the contrary contained herein, the Executive may terminate the Executive’s employment without Good Reason at any time upon thirty (30) calendar days’ written notice to the Employer.

(e)
Without Cause. Notwithstanding anything to the contrary contained herein, the Company may terminate the Executive’s employment without Cause at any time upon thirty (30) calendar days’ written notice to the Executive.
(f)
Effects of Termination.
(i)
Upon termination of the Executive’s employment with the Employer for any reason (the effective date of any of the foregoing, the Executive’s “Departure Date”), the Employer shall pay the Executive: (1) any accrued and unpaid Base Salary, which shall be paid in a lump sum within ten (10) business days after the Departure Date, or sooner if required by applicable law; (2) reimbursement for expenses incurred prior to the Departure Date to which the Executive is entitled in accordance with and subject to the Employer’s policies and practices in effect as of the Departure Date; and (3) any vested benefits or amounts the Executive is otherwise entitled to receive under any equity incentive program (including any vesting accelerated by such termination), employee benefit plan, policy, practice or program of the Employer or its affiliates in accordance with the terms thereof (other than any such plan, policy, practice or program of the Employer or its affiliates that provides benefits in the nature of severance, termination, continuation, notice or similar pay) (clauses (1) through (3) collectively, the “Accrued Benefits”), and other than as provided below for the Executive’s termination by the Employer without Cause or by the Executive for Good Reason, the Employer shall otherwise have no further obligations to the Executive under this Agreement as of the Departure Date.
(ii)
In the event the Executive’s employment with the Employer is terminated following the Effective Date and prior to the end of the Term by the Employer without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive (in addition to the Accrued Benefits): (a) continued payment of the Base Salary in effect as of the Departure Date payable by the Employer for twelve (12) months following the Departure Date (the “Salary Continuation”); and (b) a pro-rated annual bonus for the calendar year in which the Departure Date occurs, with the amount of such pro-rated annual bonus determined by multiplying (A) the annual bonus that would have been due for the entire calendar year pursuant to Section 5(a) of this Agreement had the Executive remained employed, if any (based on actual performance), by (B) a fraction, the numerator of which is the number of days the Executive was employed by the Employer during such calendar year, and the denominator of which is the total number of days in such calendar year (the “Pro-Rated Bonus”). The Pro-Rated Bonus shall be payable at the same time as such annual bonus would have otherwise been paid in the absence of the termination of the Executive’s employment (the Salary Continuation and the Pro-Rated Bonus collectively the “Continuation Payments”, and such period during which the Continuation Payments are made, the “Continuation Period”).

(iii)
Notwithstanding anything to the contrary, to the extent that any payments under Section 8 or any other provision of this Agreement are subject to a six-month waiting period under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service.
(g)
Resignation. The Executive’s entitlement to any Continuation Payments is conditioned on the Executive’s resignation from all offices and directorships of the Company and of all subsidiaries and affiliates of the Company, including the Employer.
(h)
Release of Claims. The Company’s obligation to provide any Continuation Payments is conditioned upon the Executive’s execution of a release of all claims in a form satisfactory to the Employer (and upon the expiration of all applicable rescission periods contained in such release) and the Executive’s compliance with all provisions of this Agreement. If the Executive chooses not to execute such a release (or rescinds such release) or fails to comply with these provisions, then any obligation by the Company or the Employer to compensate him shall cease on the Departure Date except for Accrued Benefits. If any payment described in Section 8(f)(ii) represents nonqualified deferred compensation subject to Section 409A, and the period in which the Executive may review and revoke the release of claims begins in one calendar year and ends in a second calendar year, then any such payment will not be paid (or begin to be paid) earlier than the Employer’s first regularly scheduled payroll date in the second calendar year.
(i)
Return of Confidential Documentation. Upon termination of the Executive’s employment for any reason whatsoever, the Executive shall return to the Company all working papers, computer equipment, notebooks, strategic plans and other confidential documents and information, in any form whatsoever. Upon request, the Executive will execute a sworn statement, satisfactory to Company, attesting to his compliance with this Section 8(i).
9.
Covenants of Executive. The Executive acknowledges that: (i) the business of the Employer, as currently conducted and as conducted from time to time throughout the Term (collectively, the “Business”), is conducted by and is proposed to be conducted by the Employer on a world-wide basis (the “Employer’s Market”); (ii) the Business involves designing, engineering, and manufacturing of bladeless high-speed mixers and containers, grinding media, syringes, cartridges, and other accessories to such mixers as well as provision of specialty and custom mixing services and technology; (iii) the Employer has developed trade secrets and confidential information concerning the Business; and (iv) the agreements and covenants contained in this Section 9 are essential to protect the Business. In order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:
(a)
Agreement Not to Compete. For a period of twelve (12) months after the termination of Executive’s employment with the Employer for any reason (such period of time hereinafter referred to as the “Restricted Period”), neither the Executive nor any entity of which twenty (20) percent or more of the beneficial ownership is held by the Executive or a person related to the Executive by blood or marriage (“Controlled Entity”) will, anywhere in the Employer’s

Market, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, member manager, employee or otherwise any business which competes in the Employer’s Market with the Business, without the prior written consent of the Company (it being understood that the Executive or a Controlled Entity may have such involvement in any business that so competes provided such involvement is exclusively with a division or subsidiary that does not so compete). Notwithstanding any other provisions of this Agreement, the Executive may make a passive investment in any publicly-traded company or entity in an amount not to exceed five (5) percent of the voting stock of any such company or entity or in any blind trust or mutual fund not controlled by the Executive or any Controlled Entity.
(b)
Agreement Not to Interfere in Business Relationships.
(i)
During the Restricted Period, neither the Executive nor any Controlled Entity will directly or indirectly solicit, induce or influence any customer, or any other person which has a business relationship with the Employer, or which had on the Effective Date of this Agreement such a relationship with the Employer, to discontinue or reduce the extent of such relationship with the Employer in the Employer’s Market.
(ii)
During the Restricted Period, neither the Executive nor any Controlled Entity will (1) directly or indirectly recruit, solicit or otherwise induce or influence any stockholder or employee of the Employer to discontinue such employment or other relationship with the Employer, or (2) employ or seek to employ, or cause any business which competes in the Employer’s Markets to employ or seek to employ for any reason, any person who is then (or was at any time within six months prior to the date the Executive or such business employs or seeks to employ such person) employed by the Employer without the prior written consent of the Company. This subsection (b)(ii) shall not preclude the Executive or a Controlled Entity from hiring a current or former employee of the Employer pursuant to that current or former employee’s unsolicited application for employment submitted in response to a public job posting or similar general solicitation that is not targeted at the Employer’s employees.
(c)
Non-Disparagement. During and after the Term, the Executive and any Controlled Entity shall not publicly disparage: the Company; the Employer; and all of their members, shareholders, officers, directors, agents, attorneys, employees, or board members all in their respective capacities as such. Nothing in this Section 9(c) precludes the Executive from making truthful statements in connection with (i) a disclosure required by law, regulation, or order of a court or governmental agency, (ii) the filing of a good faith report or participation in a proceeding related to an alleged violation of any applicable law, regulation, or order of a court or governmental agency, or (iii) any governmental, quasi-governmental or administrative or judicial inquiry or court or arbitral proceeding. During and after the Term, the Company shall not, and it shall cause its directors and officers not to publicly disparage the Executive.

(d)
Confidentiality. During and after the Term, neither the Executive nor any Controlled Entity will directly or indirectly disclose to anyone, or use or otherwise exploit for the Executive’s or any Controlled Entity’s own benefit or for the benefit of anyone other than the Company, any confidential information, including, without limitation, any confidential “know-how”, trade secrets, customer lists, details of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans and new personnel acquisition plans of the Company or any affiliate related to the Business or any portion or phase of any scientific, engineering or technical information, design, process, procedure, formula, improvement, discovery, invention, machinery or device of the Company or any affiliate, whether or not in written or tangible form (all of the preceding is hereinafter referred to as “Confidential Information”) which the Executive obtained during his employment with the Employer, FlackTek, or any of their respective affiliates. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to information that becomes generally available to the public or the Company’s competitors other than as a result of a disclosure by the Executive or a Controlled Entity or any agent or other representative thereof in breach of this Agreement. Neither the Executive nor any Controlled Entity shall have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure is required by law, or determined in good faith by the Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive or the Controlled Entity concerned shall, to the extent legally permissible, provide the Company with prompt advance written notice of such requirement so that the Company may seek an appropriate protective order. It is understood that in any new employment, the Executive may use Executive’s ordinary skill and non-confidential knowledge, even though said skill and non-confidential knowledge may have been gained at the Company. The Executive’s obligations under this Section 9(d) shall be in addition to, not in substitution for, any common law fiduciary duties the Executive has to the Company regarding information acquired during the course of Executive’s employment.
(e)
Intellectual Property.
(i)
The Executive shall communicate to the Company full information concerning all inventions, improvements, discoveries, formulas, processes, systems of organization, management procedures, software or computer applications, or other intellectual made or conceived by the Executive either solely or jointly with others during employment with the Employer, FlackTek, or either of their respective affiliates, whether or not perfected or reduced to practice during such employment, that was or is within the then existing or demonstrably contemplated scope of the Employer’s, FlackTek’s, or the Company’s business during such employment (collectively, “Intellectual Property”). Executive acknowledges that all Intellectual Property shall be the sole and exclusive property of the Employer, and the Employee hereby assigns to the Employer all of Executive’s right, title and interest in and to all such Intellectual Property. Unless Intellectual Property was previously assigned to FlackTek, the Executive further acknowledges that this Section 9(e) applies equally to Intellectual Property made or conceived during employment with FlackTek or with the Employer and applies regardless of whether the

Intellectual Property was made or conceived before or after the Executive’s execution of this Agreement.
(ii)
The Executive acknowledges that all Intellectual Property shall be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101, shall belong exclusively to the Company, and shall constitute Confidential Information for purposes of this Agreement. The Executive further acknowledges that this Section 9(e) applies equally to Intellectual Property made or conceived during the Executive’s employment with FlackTek or with the Employer and applies regardless of whether the Intellectual Property was made or conceived before or after the Executive’s execution of this Agreement.
(iii)
To the extent ownership in any Intellectual Property does not vest in the Company by operation of law, the Executive shall, at the Company’s sole cost and expense, transfer such Intellectual Property to the Company free of all encumbrances and restrictions, and promptly take, whether during or after the Term, any action reasonably requested by the Company, at the Company’s sole cost and expense, including executing and delivering any documentation, deemed necessary by the Company to effectuate the transfer, maintenance, or prosecution of ownership rights in the Intellectual Property in the United States and any other country as the Company may reasonably request. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Intellectual Property and further the transfer, issuance, prosecution, and maintenance of all intellectual property rights therein in accordance with this Agreement, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s reasonable request. The power of attorney is coupled with an interest and shall not be impacted by the Executive’s subsequent incapacity
(iv)
The Executive acknowledges and agrees that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Intellectual Property, Confidential Information, materials, software, or other tools made available to the Executive in connection with employment hereunder.
(v)
For the avoidance of doubt, the Executive agrees to waive, and waives, unconditionally and irrevocably, any and all of the Executive’s intellectual property rights, including, but not limited to trademark, trade name, copyright, patents, service marks and all other rights (common law or otherwise) and rights of a similar nature which the Executive now or in future may have (including rights in existing Intellectual Property and Intellectual Property which may come into existence after the date hereof) in which such intellectual property rights may subsist in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. All Intellectual Property created may be maintained, changed, modified and/or adapted by the Company, the Employer, or any of their respective affiliates without the consent of the Executive. The Company, the Employer, and any of their respective affiliates shall further have the right to create and own any and all derivative works, based upon Intellectual Property. The Company, the Employer, and any of their respective affiliates shall also have the worldwide right to apply for, register, renew and own any and all inventions, copyrights, trademarks, service marks and patents, and other available forms of registering intellectual property in its own name relating to Intellectual Property.
(vi)
During the Term, if the Executive becomes aware of or obtains information regarding any alleged or actual violations of the copyright, patent, trademark, trade secret, or other intellectual property rights of the Company, the Employer, or any of their respective affiliates, the Executive will promptly advise the Company and provide to the Company all information in Executive’s possession regarding such alleged or actual violations.
(f)
Survival of Covenants. In the event of a termination of this Agreement, the covenants and agreements contained in this Section 9 shall survive, shall continue thereafter, and shall not expire unless and except as expressly set forth in this Section or elsewhere in this Agreement.
(g)
Remedies. The parties to this Agreement agree that (i) if either the Executive or any Controlled Entity breaches any provision of this Section 9, the damage to the Company and its affiliates will be substantial, although difficult to ascertain, and money damages will not afford an adequate remedy, and (ii) if either the Executive or any Controlled Entity is in breach of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled in its own right and/or on behalf of one or more of its affiliates, in addition to all other rights and remedies as may be available at law or in equity, to seek injunctive and other equitable relief to prevent or restrain a breach of this Agreement.
(h)
Notice of Immunity. The Executive understands that under the Defend Trade Secrets Act of 2016 (the “Act”), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that under the Act, an individual who files a lawsuit for retaliation by a company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(i)
Other Protected Rights. Nothing in this Agreement shall be interpreted or construed to prohibit or restrict the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or responding to a lawfully issued subpoena. If the Executive is requested pursuant to, or required by, any law, regulation or legal process to disclose any Confidential Information, the Executive shall provide the Company with written notice of such request or requirement as promptly as the circumstances reasonably permit (unless providing such notice would be inconsistent with applicable law) and comply with any protective order or other appropriate relief the Company obtains preventing or limiting any such disclosure.
(j)
Coordination with Other Agreements. The Executive acknowledges and agrees that any restrictive covenants under this Agreement will be in addition to, and not in lieu of, any restrictive covenants between the Executive and the Company, the Employer, or any of their respective affiliates, including but not limited to any restrictive covenants under the Purchase Agreement.
10.
Indemnification of Executive. In the event the Executive is terminated for any reason, (a) the Company will hold harmless and indemnify the Executive for all third party claims, actions or other proceedings against the Executive initiated either prior to the termination of employment or thereafter which relate to duties performed in good faith by the Executive while employed by the Company; and (b) the Company will retain the Executive as named insured under any directors’ and officers’ insurance policies it may have, for acts of the Executive during the time Executive served as an officer of the Company. Additionally, all reasonable legal and other costs incurred by the Executive to defend the Executive will be paid by the Company, as the Executive is billed for such costs, within ten days of periodic submission to the Company of statements of charges of attorneys and statements of other expenses incurred by the Executive in connection with such defense.
11.
Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
12.
Notice. Any and all notices provided for herein shall be in writing and shall be physically delivered or mailed by registered or certified mail, return receipt requested to the parties at their respective addresses set forth hereinabove. Either party may from time to time designate a different address for notices to be sent to such party by giving the other party due notice of such different address.
13.
Modification and Assignment. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto. This Agreement and all of its terms and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, including but not limited to any corporation or other entity with or into which the Company is merged or consolidated or any other successor of the Company. The Executive agrees that the Executive will not and may not assign, transfer or convey, pledge or encumber this Agreement or the Executive’s right, title or interest therein, or the Executive’s power to execute the same or any monies due or to become due hereunder, this Agreement being intended to secure the personal services of the Executive, and the Company shall not recognize any such assignment, transfer, conveyance, pledge or encumbrance.

14.
Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof.
15.
Prior Agreements. This Agreement shall supersede any prior employment agreement, arrangement or understanding between the Company and the Executive, without limitation, and shall be effective from the date specified hereinabove.
16.
Business Combinations. In the event of any sale, merger or any form of business combination affecting the Company, including without limitation the purchase of assets or any other form of business combination, the Company will obtain the express written assumption of this Agreement by the acquiring or surviving entity from such combination, and failure of the Company to obtain such an assumption will constitute a breach of this Agreement by the Company, entitling the Executive to all payments and other benefits to be provided in the event of termination without Cause provided in Section 8.
17.
Section 409A. This Agreement is intended to comply with Section 409A to the extent its provisions are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service, taking into account any limitations on amendments imposed by Section 409A or Internal Revenue Service guidance. The parties further agree that to the extent the terms of this Agreement fail to qualify for exemption from or satisfy the requirements of Section 409A, this Agreement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances the Company and the Executive will administer the Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.
18.
Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.
19.
Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein. If any court determines that any provision of Section 9 hereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
20.
Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRAHAM CORPORATION

By: /s/ Matthew Malone

Name: Matthew Malone

Title: Chief Executive Officer

FLACKTEK MANUFACTURING, LLC

By: /s/ Dale R. Flackett

Name: Dale R. Flackett

Title: Chairman

MATTHEW GROSS

/s/ Matthew Gross

[Signature Page to the Employment Agreement of Matthew Gross]

Notice of Restrictive Covenants

In connection with your offer of employment, you are being provided the foregoing Employment Agreement (the “Agreement”).

Colorado law requires Employer to notify you that the Agreement contains restrictive covenants, including a non-competition covenant, a non-solicitation of employees covenant, and a non-solicitation of customers covenant, that could restrict your options for subsequent employment following separation from your employment with Employer. You can refer to Section 9 of the Agreement for more information about the restrictive covenants.

By signing below, you acknowledge and agree that you received this Notice along with the Agreement.

Accepted and acknowledged,

Matthew Gross

Employee’s Printed Name

/s/ Matthew Gross

Signature